Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42074) pertaining to the Salary Reduction Plan for Hourly Employees of IMC Global Operations Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico, and in the related Prospectus of our report dated October 23, 1996, with respect to the financial statements and supplemental schedules of the Salary Reduction Plan for Hourly Employees of IMC Global Operations Inc., Represented by United Steelworkers of America at Carlsbad, New Mexico included in this Annual Report (Form 11-K) for the year ended June 30, 1996.


                                     ERNST & YOUNG LLP

Chicago, Illinois
December 19, 1996

Docket No. 104772